UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2011

Unit Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-9260	73-1283193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7130 South Lewis, Suite 1000, Tulsa, Oklahoma	74136
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 493-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
            (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
             (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 13, 2011, Unit Corporation, including certain of its subsidiaries (collectively the "Company"), entered into a Senior Credit Agreement (“Agreement”) with, among others,  BOKF, NA (formerly Bank of Oklahoma, NA), Compass Bank, Bank of America, N.A., and Bank of Montreal.  BOKF, NA is administrative agent for the lenders in the Agreement and also a joint lead arranger, joint bookrunner, and co-syndication agent.  Compass Bank is the other joint lead arranger, joint bookrunner, and co-syndication agent.  Bank of America, N.A. and Bank of Montreal are co-documentation agents.

The Agreement replaces the company's previous credit agreement, entered into between the Company and certain lenders on May 24, 2007, as subsequently amended ("Previous Credit Agreement"). The Agreement provides for, among other things, an initial Total Commitment of $250,000,000 and an initial Maximum Credit Amount of $750,000,000.  Subject to future redetermination as provided in the Agreement, the initial Borrowing Base is set at $537,500,000.

The proceeds from the Agreement will be used to (i) refinance in full any existing indebtedness and extinguish the commitments issued under the Previous Credit Agreement, and (ii) provide financing for general working capital requirements for (a) exploration, development, production and acquisition of Oil and Gas Properties, (b) acquisitions and operation of midstream assets, (c) issuance of standby Letters of Credit, (d) contract drilling services, and (e) general corporate purposes of the Borrowers.

The Agreement will terminate in five (5) years or any earlier date on which the Total Commitment is reduced to zero or otherwise terminated under its terms.

The above description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the attached copy of the Agreement, which is incorporated by reference into this item 1.01. Capitalized terms used and not otherwise defined herein have the meanings given them in the Agreement.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not Applicable.

(b) Pro Forma Financial Information.

Not Applicable.

(c) Exhibits.

10.1	Senior Credit Agreement dated September 13, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unit Corporation

Date: September 15, 2011	By:	/s/ Mark E. Schell
Mark E. Schell Senior Vice President and General Counsel